Exhibit 99.04

Pazoo CEO David Cunic Interviewed Again On The Stock Radio

Whippany, N.J., July 24, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report CEO David Cunic was asked to appear on The Stock Radio for an interview on Pazoo Inc, its current projects, and the future of the company.  Listen to the interview online at the following url: http://thestockradio.com/pzoo-pazoo-inc-ceo-david-cunic/

TheStockRadio is a small-cap research and investment commentary provider. TheStockRadio.com strives to provide a balanced view of many promising small-cap companies that would otherwise fall under the radar of the typical Wall Street investor. They provide investors with an excellent first step in their research and due diligence by providing daily trading ideas, and consolidating the public information available on them. For more information on TheStockRadio please visit http://thestockradio.com

Pazoo CEO David Cunic said, “It was a pleasure to be interviewed by Stock Radio again.  It is great to see them want to get an update on Pazoo; it reinforces the milestones and progress we have been making here at Pazoo.  It shows that we are hitting our goals and people are taking notice of it”

TheStockRadio.com Disclosure

TheStockRadio.com is not a registered investment advisor and nothing contained in any materials should be construed as a recommendation to buy or sell any securities. Please read our report and visit our Web site, http://thestockradio.com for complete Disclaimer and disclosures.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: July 24, 2014